Exhibit 10.13

DATED the              day of                  2000

BEIJING WATCH DATA SYSTEM CO., LTD.

and

BEAVER DEVELOPMENTS LIMITED

and

BEIJING INTERNATIONAL TECHNOLOGY COOPERATION

CENTER

GUANG DONG TUCSON TECHNOLOGY LIMITED

MANNING INVESTMENT LTD.

TIANJIN DEVELOPMENT AREA TUNG YAN SOFTWARE

TECHNOLOGY LIMITED

and

STANDARD INTERNATIONAL HOLDINGS COMPANY

FIRST AGREEMENT

THIS Agreement is made the 30th day of April 2000

BETWEEN

(1)	BEIJING WATCH DATA SYSTEM CO., LTD., incorporated as a sino-foreign joint venture company in the People’s Republic of China (the “Company”); and

(2)	BEAVER DEVELOPMENTS LIMITED, incorporated in British Virgin Islands with its registered office at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Subscriber” or the “Investor”).

(3)	BEIJING INTERNATIONAL TECHNOLOGY COOPERATION CENTER; GUANG DONG TUCSON TECHNOLOGY LIMITED; MANNING INVESTMENT LTD.; TIANJIN DEVELOPMENT AREA TUNG YAN SOFTWARE TECHNOLOGY LIMITED and STANDARD INTERNATIONAL HOLDINGS COMPANY (collectively the “Existing Shareholders”)

WHEREAS

A.	The Company is a sino-foreign joint venture company incorporated in the PRC.

B.	The Company and the Existing Shareholders have agreed to issue and the Subscriber has agreed to subscribe for 33.33% of the Company’s share capital (as enlarged) for the Consideration and upon the terms and conditions set out in this agreement.

C.	In furtherance to the investment by the Subscriber in the Company as provided in (B) above, the Existing Shareholders and the Subscriber have or is about to enter into the agreements in Chinese (the “Chinese Agreement”), copies of which are attached to this agreement.

NOW IT IS HEREBY AGREED as follows :-

1.	STATUS OF THIS AGREEMENT

The terms of this Agreement are to supplement the provisions in the Chinese Agreement and the parties to this Agreement agree that this Agreement and the Chinese Agreement represent some of the terms and conditions upon which the Subscriber has, subject to the terms in this Agreement and the Chinese Agreement, agreed to subscribe for 33.33% of the Company’s share capital (as enlarged) for a total amount of US$724,891.

2.	CONDITIONS

2.1	This Agreement, the Chinese Agreement and the Subscriber’s obligation to subscribe for any part of the Company’s share capital or to pay any amount to the Company is conditional upon:-

2.1.1	the Subscriber being satisfied with the results of the due diligence investigation into the financial, contractual and trading position and prospects of the Company and its subsidiaries (the “Subsidiaries”);

2.1.2	there being no matter affecting the Company and the Subsidiaries which is inconsistent with the warranties, representations, undertakings or indemnities as specified below or which would otherwise affect a bona fide subscription of shares in the Company and the Subsidiaries and the prospects of the business continuing in the future at current levels; and

2.1.3	the Company having delivered to the Subscriber a legal opinion from lawyers qualified to practice in the PRC, in the form satisfactory to the Subscriber, opining on the validity and enforceability of the terms upon which the Subscriber has agreed to invest in the Company, the due establishment and existence of the Company and confirmation that all governmental and regulatory approval or consent has been obtained.

2.2	The Company shall use its best efforts to ensure that this agreement becomes unconditional by 31 July or such other date as the parties may agree in writing.

2.3	Until Completion, the Company shall procure that the Subscriber, its agents and representatives are given reasonable access to such documents relating to the Company and the Subsidiaries, as the Subscriber shall request.

3.	COMPLETION

3.1	Provided that this agreement has not been rescinded, Completion shall take place within 3 Business Days after this Agreement has ceased to be conditional under Clause 2.1 or on such date as the parties hereto may agree when the parties shall procure the Company to complete all formalities relating to the Subscriber’s acquisition of share capital in the Company as referred to in Clause 1 and upon completion of such formalities the Subscriber shall pay US$724,891 to the Company.

3.2	Upon Completion the Company shall cause a board meeting of the Company to be held (interalia) at which the directors of the Company shall appoint two (2) person, as the Subscriber may nominate to be validly appointed as additional directors of the Company;

3.3	Upon Completion, the Company and all members of the Company’s senior management and executive shall enter into a service agreement on such terms as the Subscriber and the Company may agree.

3.4	The Company hereby undertake to procure at its own expense the due execution of all such further documents as are necessary to vest in the Subscriber or the Company or the Subsidiaries all such property and rights as are intended to be vested in them by or pursuant to this agreement.

3.5	The Existing Shareholders and the Company hereby undertake with the Subscriber that the Company will with effect from Completion adopt a set of new bye-laws which sets out the terms and provisions set out in this agreement.

4.	SHAREHOLDER’S UNDERTAKING

4.1	The Existing Shareholders undertake to the Subscriber and the Company that they shall not without the prior written consent of the Subscriber:-

4.1.1	from the date hereof until two (2) years after ceasing to be interested in any part of the share capital of the Company either solely or jointly with or on behalf of any other person:-

(a)	carry on or be engaged or interested directly or indirectly in any capacity (except as the owner of shares or securities listed or dealt in on a Stock Exchange in Hong Kong or elsewhere held by way of investment only) in any business which shall be in competition with the Company and the Subsidiaries in the carrying on the business of designing integrated circuit card operating systems and chipset, outsource integrated circuit card chipset design, assembly and manufacturing, and related internet e-commerce services and related technology business;

(b)	solicit or entice or endeavour to solicit or entice away from the Company and the Subsidiaries any employee (including employees who are directors) of the Company and Subsidiaries or any persons whose services are otherwise made available to the Company and the Subsidiaries on a full-time or substantially full-time basis;

(c)	deal with, canvass, solicit or approach or cause to be dealt with, canvassed or solicited or approached for business in respect of any trade or business carried on or service provided by the Company and Subsidiaries any person, firm or company who or which at Completion or within two years prior to Completion was a customer, supplier or client of or in the habit of dealing under contract with the Company or Subsidiaries;

(d)	do anything which might prejudice the goodwill of the Company and of the Subsidiaries;

4.1.2	at any time after Completion use or procure the use in connection with any business of any name including the words “Watch Data”;

4.2	The restrictions contained in this Clause 4 are considered reasonable by the parties but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the area of operation or the period of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

5.	WARRANTIES

5.1	The Existing Shareholders represent, warrant and undertake to the Subscriber that each of the warranties set out in Schedule 1 (“Warranties”) is true and accurate in all material respects and not misleading at the date of this agreement and will continue to be true and accurate in all material respects and not misleading up to and including the Completion Date.

5.2	The rights and remedies of the Subscriber in respect of any breach of the Warranties shall not be affected by Completion, by any investigation made by or on behalf of the Subscriber into the affairs of the Company by its rescinding or failing to rescind this Agreement, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter, except a specific and duly authorised written waiver or release and no single partial exercise of any right or remedy shall preclude any further or other exercise.

6.	GUARANTEE

Each of the Existing Shareholders irrevocably guarantees the due performance of the Company’s and the other Existing Shareholders’ obligations under this Agreement.

7.	FURTHER ASSURANCE, INFORMATION AND ADJUSTMENTS

7.1	Upon and after Completion the Existing Shareholders shall do and execute or procure to be done and executed all other necessary acts, deeds, documents and things within their power to give effect to this agreement.

7.2	The Company shall provide or procure to be provided to the Subscriber all information in its possession or under its control that the Subscriber shall from time to time reasonably require (both before and after the Completion Date) relating to the business and affairs of the Company or Subsidiaries, and will give, or procure to be given to the Subscriber, its officers and authorised representatives (including legal advisors) such access (including the right to take copies) to such documents containing such information as the Subscriber may from time to time require.

7.3	Based on projection prepared by the Company, the Company anticipates that the Company’s net profits after tax (“NPAT”) shall be RMB17.7 million (“A”) and RMB38.3 million (“B”) for the financial years ending 31 December 2000 and 31 December 2001 respectively.

(i)	If the audited NPAT for the financial year ending 31 December 2000 (“AA”) is less than 80% of A, and the combined NPAT for the two years ending 31 December 2001 (“CC”) is below 80% of RMB 56.0 million (“C”), the Existing Shareholders shall as soon as its audited reports are issued pay the Subscriber in cash a sum equivalent to (C - CC) ÷ C x US$5.0 million (subject to maximum repayment of US$2.5 million).

(ii)	If AA is above 80% of A, and the audited NPAT for the financial year ending 31 December 2001 (“BB”) is below 80% of B, the Existing Shareholders shall as soon as its audited reports are issued pay the Subscriber in cash a sum equivalent to (C – A – BB) ÷ C x US$5.0 million (subject to a maximum repayment of US$2.5 million).

(iii)	The Existing Shareholders would not be obliged to make any payment pursuant to (i) or (ii) above, if the NPAT for the 2 financial years ending 31 December 2001 before advertising and international market promotion was not less than RMB57.5 million provided the total expenses for advertising did not exceed RMB4.0 million for the period ended 31 December 2000 and the international market promotion did not exceed RMB4.0 million for the period ended 31 December 2000.

(iv)	In the event AA exceeds 120% of A and BB exceeds 120% of B, or CC exceeds 120% of C, the Directors of the Company shall distribute an amount equivalent to (CC – C) x 33.3% as special bonus to such employees of the Group as the majority of the Directors of the Company shall resolve.

8.	SHARE OPITON SCHEME

8.1	Following Completion of the Subscriber’s investment in the Company, the Existing Shareholders and the Subscriber agree to establish a share option scheme for the Company’s employees pursuant to which up to 10% of the Company’s share capital (as enlarged) may be offered to the Company’s employees on condition that such options shall only vest, if permissible under the laws of the People’s Republic of China, after 24 months after a Qualified IPO and on such terms as the Company may agree.

8.2	A “Qualified IPO” shall, for the purposes of this Agreement, mean an initial public offering with a fully diluted valuation of the Company of at least US$120 million and an aggregate offering of at least US$30 million, or upon the written consent of the Subscriber.

9.	LIQUIDATION PREFERENCE

In the event the Company is liquidated, wound-up or substantial part of its assets are sold, the Subscriber shall be entitled to receive, in preference to all other shareholders of the Company, the entire amount of its investment in the Company with all declared but unpaid dividends. Any balance thereafter shall be distributed amongst all shareholders of the Company based on their respective shareholding interests. For the purposes of this clause, a merger, reorganization or other transaction which would result in the control of the Company being transferred shall be treated as if the Company is being liquidated.

10.	APPOINTMENT OF OFFICER

The Subscriber and Standard International shall have the right jointly recommend a candidate to be appointed as the Chief Financial Officer of the Company and the Existing Shareholders shall approve such appointment.

11.	ANTI-DILUTION

(i)	To prevent dilution, in the event that the Company issues Shares or agrees to issue further Shares (the “Additional Shares”) or enters into any agreements, for the purchase or acquisition from the Company of any Additional Shares at a purchase price less than the price per Share paid by the Subscriber to the Company in connection with the Subscriber’s investment in the Company, such purchase price shall be reduced to the Effective Price (as defined below) at which such Additional Shares are so issued or sold or deemed issued or sold, except that no adjustment will be made:

(A)

if the Company issues Shares and/or options therefore (net of repurchases or expired options) to employees, officers, directors, consultants, contractors or advisors of the Company pursuant to any share purchase or share option plans or agreements or other incentive share arrangements which have been approved in accordance with the terms of this Agreement;

(B)	if the Company repurchases shares from employees, officers, directors, consultants, contractors or advisors of the Company at repurchase prices not exceeding the respective original purchase prices paid by such persons.

Following such adjustment to the purchase price per Share paid by the Subscriber, the Company shall issue additional Shares to the Subscriber to preserve the Subscriber’s investment.

For the purposes of this Clause, “Effective Price” means the quotient determined by dividing the total number of Additional Shares issued or sold, or deemed to be issued or sold, by the Company under Clause 11(i), into the aggregate consideration received or receivable by the Company for the issuance or sale of such Additional Shares;

(ii)	In the event the Company at any time or from time to time shall issue any rights, options or warrants to subscribe for, purchase or otherwise acquire either Shares or Convertible Securities (as defined below) (“Options”), or any evidences of indebtedness, shares (other than Shares) or other securities convertible into or exchangeable for Shares (“Convertible Securities”), then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares issued as of the time of such issuance of Options or Convertible Securities, provided that Additional Shares shall not be deemed to have been issued unless the consideration per share of such Additional Shares would be less than the purchase price per Share paid by the Subscriber in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any case in which Additional Shares are deemed to be issued.

12.	RESTRICTIONS

12.1	The Company may not, except with the written consent of the holders of more than 66.67% of the nominal amount of the share capital then in issue:

(i)	acquire or merge with another entity, undertake a reorganization or enter into any joint venture other than for the purpose of achieving a listing on a recognised stock exchange;

(ii)	increase, reduce the authorised or issued share capital of the Company, or dispose of the Company’s interest in any subsidiary or associate company; or

(iii)	approve the Company’s annual budget and any subsequent adjustments thereto; or

(iv)	issue any further form of securities of the Company; or

(v)	increase or decrease the number of Shares issuable under the Company’s employee share option plan and the granting of such options.

(vi)	commence or prepare for the listing of the Company’s securities on any recognised stock exchange;

(vii)	expand the Company’s business other than to design integrated circuit card operating systems and chipset, outsource integrated circuit card chipset design, assembly and manufacturing, and related internet e-commerce services and related technology businesses;

(viii)	enter into a service or other agreement with any manager director or other connected person or change any such agreements; and

(ix)	allow the compensation package of employees to exceed RMB 100,000.

12.2	The Company may not, except with the written consent of the holders of 100% of shareholders of the Company:

(i)	amend or modify the Company’s constitutive documents;

(ii)	wind-up, liquidate or disclose the Company;

(iii)	increase the authorised number of common stock; and

(iv)	acquire or merge with another entity.

13.	Unless otherwise agreed by the holders for the time being of more than 66.6% of the nominal amount of the share capital (including the Preferred Shares), the maximum number of Directors for the Company shall be nine, of which two shall be appointed by the Subscriber (“Subscriber Director”) and one by Standard International and the other by the holders of a majority of the Shares. Upon or prior to a public offering of the Company’s securities the Company shall with the consent of the holders of 66.67% of the share capital of the Company appoint up to 2 additional independent directors.

Any appointment or removal of the Subscriber Director shall be made by notice in writing served on the Company and signed by any authorised person of Subscriber.

14.	INFORMATION RIGHTS

14.1	Financial Information. The Company covenants and agrees that for so long as the Subscriber holds shares of the Company, the Company will:

(a)	Quarterly Reports. With respect to every fiscal quarter from the closing of the transaction contemplated in the Agreement, furnish to the Subscriber as soon as practicable, and in any case within thirty (30) days after the end of such fiscal quarter and each subsequent fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), quarterly unaudited financial statements, including an unaudited Balance Sheet, an unaudited Statement of Income and an unaudited Statement of Cash Flows, together with a Management Letter for such quarter and a certificate from the Chief Financial Officer of the Company (or in the absence of a Chief Financial Officer, a senior officer of the Company) stating that the unaudited financial statements have been prepared in accordance with generally accepted accounting principles in People’s Republic of China;

(b)	Annual Reports. Furnish to the Subscriber, as soon as practicable and in any event within ninety (90) days after the end of the fiscal year ending on 31st March of each year and each subsequent fiscal year of the Company, a Management Letter for such fiscal year, a consolidated Balance Sheet as of the end of such fiscal year, a consolidated Statement of Income and a consolidated Statement of Cash Flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures from the Company’s previous fiscal year (if any), all prepared in accordance with generally accepted accounting principles in the People’s Republic of China and practices and audited by internationally recognized independent certified public accountants acceptable to the Subscriber;

(c)	Annual Budget. Furnish to the Subscriber no later than forty-five (45) days prior to the end of the fiscal year ending 31 March an operating budget for the Company for the next succeeding fiscal year in form and substance acceptable to the Subscriber; and

(d)	Other Information. Promptly furnish to the Subscriber such additional financial and other information as the Subscriber may from time to time reasonably request.

14.2	Inspection Rights. Each Holder or Shares shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Clause 14.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is highly confidential for competitive reasons or potentially trade secrets and should not, therefore, be disclosed.

15.	RIGHT OF FIRST OFFER: CO-SALE RIGHTS

15.1	General. Each Holder of Shares (the “Holder”) and any party to whom such Holder’s rights under this Clause 15 have been duly assigned (each such Holder or assignee being hereinafter referred to as a “Rights Holder”) has the right of first offer to purchase such Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any “New Securities” (as defined in Clause 15.2) that the Company may from time to time issue after the date of this Agreement. A Rights Holder’s “Pro Rata Share” for purposes of this right of first offer is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder to (b) the number of ordinary shares of the Company equal to the sum of (1) the total number of ordinary shares of the Company then outstanding plus (2) the total number of ordinary shares of the Company into which all then outstanding shares of the Company are then convertible.

15.2	New Securities. “New Securities” shall mean any ordinary shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such ordinary shares, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such ordinary shares; provided, however, that the term “New Securities” does not include:

(a)	any ordinary shares (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Company or any Subsidiary pursuant to incentive agreements, share purchase or share option plans, share bonuses or awards, warrants, contracts or other arrangements that are approved by the Board of Directors (such number of shares to be calculated net of any repurchase of such shares by the Company and net of any such expired or terminated options, warrants or rights and to be proportionally adjusted to reflect any subsequent share splits, share dividends, recapitalizations, combination of shares or the like);

(b)	any ordinary shares of the Company (and/or options or warrants therefor) issued or issuable to parties providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing, under arrangements approved by the Board of Directors;

(c)	any ordinary shares issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity;

(d)	any Shares issued under this Agreement and the Chinese Agreement as such agreement may be amended;

(e)	any securities issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding on the date of this Agreement (“Warrant Securities”) and any securities issuable upon the conversion of any Warrant Securities or upon the exercise or conversion of any securities, if such securities were first offered to the Rights Holders hereunder; and

(f)	any ordinary shares issued in connection with any share split or share dividend.

15.3	Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Right Holder shall have ten (10) days from the date of mailing of any such Notice to agree in writing to purchase such Rights Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Share). If any Rights Holder fails to so agree in writing within such ten (10) day period to purchase such Rights Holder’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he did not so agree to purchase.

15.4	Failure to Exercise. In the event that the Rights Holders fail to exercise in full the right of first offer within such ten (10) day period, then the Company shall have ninety (90) days after the expiration of such 10-day period to sell the New Securities with respect to which the Rights Holders’ rights of first offer hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the

Rights Holders. In the event that the Company has not issued and sold the New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

15.5	Termination. This right of first offer shall terminate (a) immediately before the closing of the first underwritten sale of shares of the Company pursuant to a Registration Statement filed with, and declared effective by, the SEC under the Securities Act, or (b) upon (1) the acquisition of all or substantially all the assets of the Company or (2) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting shares immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction.

15.6	Co-Sale Rights.

(a)	If the Existing Shareholders at any time prior to an initial public offering of shares in the Company propose to sell any ordinary shares (“Co-Sale Shares”) to a party or affiliated group (the “Transferee”), the Existing Shareholders shall first give reasonable notice in reasonable detail to the Investor in sufficient time to allow the Investor to participate in the sale on the same terms and conditions as the Existing Shareholders. To the extent any prospective purchaser or purchasers refuses to purchase shares or other securities from the Investor exercising its rights of co-sale hereunder, the Existing Shareholders shall not sell to such prospective purchaser or purchasers any Co-Sale Shares unless and until, simultaneously with such sale, the Transferee shall purchase the offered shares or other securities from the Investor. Such transferred Co-Sale Shares will remain “Co-Sale Shares” hereunder, and such pledgee or transferee shall be treated as the “Existing Shareholders” for purposes of this Agreement.

(b)	The Existing Shareholders shall not pledge any Shares (whether vested or not) to any third person during the five (5) year period from the date of this Agreement.

(c)	Notwithstanding the foregoing, the provisions of Section 15.6(a) shall not apply to any authorised sale to the Company and any transfer amongst the Existing Shareholders.

16.	ARBITRATION

In the event that any dispute or difference as to any matter or thing of whatever nature arising hereunder or in connection herewith such dispute of difference shall be referred to an arbitrator (the “Arbitrator”) to be appointed with the agreement of all the parties hereto, failing agreement, shall be nominated by the Chairman of the Hong Kong International Arbitration Centre at the request of the any of the parties hereto. The parties hereto agree that any arbitration relating to this Agreement shall take place in Hong Kong in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The decision of the Arbitrator shall be final, conclusive and binding on the parties hereto.

17.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China and each party hereby submits to the non-exclusive +jurisdiction of the courts of the People’s Republic of China as regards any claim or matter arising under this Agreement.

AS WITNESS the parties have caused this agreement to be executed the day and year first above written.

SCHEDULE 1

WARRANTIES REPRESENTATIONS AND UNDERTAKINGS

1.	GENERAL

1.1	No other information relating to the Company or the Subsidiaries of which the Subscriber has knowledge (actual or constructive) shall prejudice any claim made by the Subscriber under such warranties representations or undertakings or operate to reduce any amount otherwise recoverable.

1.2	In this Schedule, the expression “the Company” means severally the Company and each of the Subsidiaries.

2.	GIVING OF WARRANTIES

2.1	The Company hereby warrants represents and undertakes to the Subscriber and to any successors in title or assignees of the Subscriber in the terms of the following Warranties.

3.	DISCLOSURES COMPANY RETURNS RECORDS AND INFORMATION SUPPLIED

3.1	The particulars of the Company, the Subsidiaries and the Shares contained in the Recitals of this agreement are true and accurate in all respects.

3.2	The copy of the memorandum and articles of association (or bye-laws as the case may be) of the Company supplied to the Subscriber is true and complete and has attached thereto a copy of every such resolution or agreement as is required to be attached or is referred to and (save as aforesaid and save as regards resolutions for reorganization of the Company’s capital passed immediately prior to the signing of the foregoing agreement) neither the Company nor any class of its members has passed any resolution other than resolutions relating to business at annual general meetings which was not special business.

3.3	The Company has complied with such of the provisions of the laws on companies in the PRC or such equivalent legislation in their respective place of incorporation as are or have been in force and all returns particulars resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been properly made and delivered.

3.4	The Registers of Members and other statutory books of the Company have been properly kept and contain a true accurate and complete record of all the matters which should be dealt with therein.

3.5	The Existing Shareholders are not aware of any other fact or matter which might reasonably affect the willingness of the Subscriber to subscribe for the Shares on the terms (including price) of this agreement.

3.6	All written information and documents concerning the Company supplied to the Subscriber or its solicitors or accountants by the Company or by the Shareholder are true and accurate in all respects.

4.	SHARES AND SHARE CAPITAL

4.1	All shares of the Company are fully paid up.

4.2	There is no, nor is there any agreement or arrangement to create any pledge, lien, charge, encumbrance, rights of pre-emption or other equities or third party rights of any nature whatsoever on, over or affecting any of the Shares and there has been no exercise or purported exercise of or claim in respect thereof by any person.

4.3	Save for any options that has been granted to the Company’s employees to acquire shares, no person has the right to call for the issue of any share or loan capital of the Company under any option or other agreement or under any conversion rights.

4.4	The Company has not repaid or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce its issued share capital or any class thereof.

4.5	Save as provided in this agreement there are no agreements or arrangements in force which call for the present or future issue or allotment of, or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of any share or loan capital (including any option or right of pre-emption or conversion).

4.6	The Company has never reduced its share capital nor capitalised or agreed to capitalise in the form of shares or debentures or other securities or in paying up any amounts unpaid on any shares debentures or other securities any profits or reserves of any class or description or passed or agreed to pass any resolution to do so save for the capitalisation issue by the Company that may be required as part of Reorganisation.

5.	SUBSIDIARIES

The Company does not have and has never had at any time any subsidiaries other than the Subsidiaries and neither the Company nor any Subsidiary is or has been a subsidiary of any other company or the holder or beneficial owner of more than 20% of any class of the share or other capital of any other company or corporation whether limited or unlimited and whether incorporated in Hong Kong or elsewhere.

6.	NAME

The Company does not use or otherwise carry on business under any name other than its corporate name and trade names as disclosed.

7.	ACCOUNTS

7.1	The Accounts of the Company have been prepared in accordance with the requirements of all relevant ordinances, regulations and statutes and on a consistent basis in accordance with generally accepted accounting principles and practices in the People’s Republic of China.

7.2	The Accounts are true and accurate in all respects and show a true and fair view of the assets, liabilities, capital commitments and the state of affairs of the Company as at the Accounts Date and the profits of the Company for the said period.

7.3	No change in the policies of accounting have been made in preparing the accounts of the Company for each of the last 3 financial periods of the Company ended on the Accounts Date, except as stated in the audited balance sheets and profit and loss aconites for such year.

7.4	The Accounts:-

(a)	are not qualified in any way by the Company’s Auditors;

(b)	correctly set forth and do not (on the basis of valuation therein adopted for the relevant assets) overstate the value of the assets of the Company as at the Accounts Date;

(c)	correctly set forth and do not understate either the amount of the liabilities (including contingent liabilities) of the Company at the Accounts Date or the losses and tax liabilities (including deferred taxation) of the Company for the financial period ended on the Accounts Date;

(d)	do not overstate the profits of the Company for that financial period; and

(e)	do not omit any fact or matter which renders or might render the Accounts untrue inaccurate misleading or incomplete in any respect.

7.5	The results shown by the audited profit and loss accounts of the Company for each of the 3 financial periods ended on the Accounts Date have not (save as therein disclosed) been affected by any unusual or non-recurring items or by any other circumstances rendering the profits or losses for the period covered therein unusually high or unusually low.

7.6	Full provision or reserve has been made in the Accounts for all liabilities, capital and other commitments of the Company outstanding at the Accounts Date whether contingent quantified disputed or not or have otherwise been fully dealt with in the notes to the Accounts.

7.7	The Accounts reserve or provide in full for all taxation for which the Company was at the Accounts Date liable and whether or not the Company has or may have any right of reimbursement against any other person and the Accounts reserve in full for any contingent or deferred liability to taxation.

7.8	The Accounts contain adequate reserves for depreciation and for bad and doubtful debts and for any losses which may arise on realisation of stock and work-in-progress.

8.	EVENTS SINCE 31 MARCH 2000 (“ACCOUNTS DATE”)

8.1	Since the Accounts Date the Company has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment which is not in the ordinary course of its business, and without any interruption or alteration in the nature scope or manner of its business.

8.2	Since the Accounts Date there has been no adverse change or deterioration in the financial position or trading prospects of the Company.

8.3	Since the Accounts Date no distribution of capital or income has been declared made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or in part nor has become liable to be repaid.

8.4	Since the Accounts Date:-

(a)	the Company has not assumed or incurred any liabilities (actual or contingent) or expenditure otherwise than in the ordinary course of carrying-on its day-to-day business;

(b)	none of the amounts secured by the mortgages, charges, liens or encumbrances disclosed in the Accounts has been increased beyond the amount shown in the Accounts and no mortgage, charge, lien or encumbrance has been created since the Accounts Date; the Company has not made any payments except payments of a routine nature;

(c)	the business of the Company has not been materially and adversely affected by the loss of any important contract or customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and the Shareholder is not aware of any facts which are likely to give rise to any such effects;

(d)	no monies owing to the Company have been written off or written down or have become irrecoverable in whole or in part or are regarded as irrecoverable nor has there been any agreement for the release of any person under any liability to the Company; and

(e)	there has been no depletion in the net assets of the Company.

8.5	The Company has no outstanding capital commitments and is not engaged in any scheme or project requiring the expenditure of capital and since the Accounts Date the Company has not entered into any agreement or transaction for the sale or acquisition of any capital assets or of any current assets other than in the ordinary course of business.

8.6	Since the Accounts Date all transactions between the Company and companies (if any) under the direct or indirect control of the Shareholder or any of them and not sold hereunder to the Subscriber has been on arms length terms and there are no debts or obligations howsoever arising owed by such companies to the Company or by the Company to such companies arising otherwise than in the normal course of trading on arms length terms.

9.	ASSETS OF THE COMPANY

9.1	The assets included in the Accounts or acquired since the Accounts Date and all assets employed by or required for the business of the Company:-

(a)	are solely the property of and legally and beneficially owned by the Company and are not subject to any hire or hire purchase agreement, conditional sale, credit sale or similar agreement and are and will be at the date of completion in reasonable working condition and of merchantable quality. No such assets are subject to any assignment debenture, mortgage, encumbrance, charge, pledge, lien or adverse interest or will be on Completion of any kind; and

(b)	are in the possession or under the control of the Company.

9.2	The Company shall not before Completion dispose of or purchase any assets other than stock in the ordinary and normal course of the day-to-day trading operation and business of the Company.

9.3	No circumstance has arisen or is likely to arise in relation to any asset held by the Company under a lease or similar agreement whereby the rental payable has been or is likely to be increased.

9.4	All vehicles and office equipment owned or used by the Company are in reasonable repair, condition and working order and have been regularly and properly maintained.

9.5	The Company has not acquired any assets under a hire, hire purchase or credit sale agreement and in respect of any such agreement disclosed there has been no default by the Company in the performance or observace on any of the provisions thereof.

10.	DEBTS

10.1	All debts owed to the Company will realise their full face value and be good and collectable in the ordinary course of business and no amount included in the Balance Sheet owing to the Company at the Accounts Date has been released for an amount less than the value at which it was included in the Balance Sheet or has been deferred, subordinated or written off or has proved to any extent to be irrecoverable or is now regarded as irrecoverable in whole or in part.

10.2	No part of the amounts included in the Accounts, or subsequently recorded in the books of the Company, as owing by any debtors is overdue by more than 3 months.

10.3	The amounts due from debtors as at Completion (less the amount of any relevant provision or reserve, determined on the same basis as that applied in the Accounts and disclosed in the Disclosure letter) will be recoverable in full in the ordinary course of business any in any event not later than 3 months after Completion; and none of those debts is subject to any counter-claim, or set off, except to the extent of any such provision or reserve.

11.	BOOKS OF ACCOUNT

11.1	For a period of 3 years prior to Completion proper books and records of the activities of the Company have been properly written up and accurately present and reflect in accordance with normal accounting practices consistently applied and generally accepted business principles and standards and statutory requirements all transactions entered into and liabilities incurred by the Company or to which it has become a party.

11.2	All amounts outstanding and appearing in the books of the Company as monies due to directors or shareholders or companies controlled by them or associated companies of the Company wholly represent money or monies worth paid or transferred to the Company or remuneration accrued due and payable for services actually rendered and no part thereof has been provided directly or indirectly out of the assets of the Company.

12.	LICENCES AND STATUTORY COMPLIANCES

12.1	All necessary licences consents permits and authorities (public and private) have been obtained by the Company to enable the Company to carry on its business lawfully and effectively in the places and in the manner in which such business is now carried on and all such licences consents permits and authorities are valid and subsisting and the Existing Shareholders know of no breach of any of the terms or conditions thereof and of no reason why any of them should be suspended cancelled or revoked.

12.2	The Company has not done or omitted to do and none of its officers, agents, employees (during the course of their duty in relation to it) have done or omitted to do anything in contravention or breach of any statute, order or regulation or the like (whether in the PRC or elsewhere) applicable to it or its business and giving rise to any fine, penalty, default proceedings or other liability on its part.

12.3	The Company has conducted and is conducting its business in accordance with all applicable laws and regulations (whether in the PRC or elsewhere).

13.	INTELLECTUAL PROPERTY

13.1	Particulars of Intellectual Property used by the Company in connection with its business (all of which are registered in the name of the Company and none of which has lapsed) are contained in the Disclosure Letter and the Company has not in carrying on its business in the past and does not own, use or require to use any Intellectual Property except such as has been disclosed.

13.2	In relation to such Intellectual Property (if any) as has been disclosed:-

(a)	all Intellectual Property registered in the name of the Company or used or required to be used by the Company is beneficially owned by it and is not subject to any agreements or licences (save as disclosed in the Disclosure Letter) affecting the same and is valid and subsisting;

(b)	all agreements and licences for the use by the Company of Intellectual Property not registered in its name are valid and subsisting and all renewal fees in respect thereof due up to Completion have been paid;

13.3	The Company is not a party to any licence agreement or right under or in respect of any patent trade mark registered design copyright know-how secret process or other protected industrial right or asset of the Company and the Company has not done anything which constitutes or might constitute an infringement of any patent trade mark registered design copyright or any other of the above mentioned industrial rights or assets.

14.	INSURANCES

A list of all current insurance policies in respect of which the Company has an interest are disclosed in the Disclosure Letter and all such policies are in full force and effect and are not void or voidable; no claim is outstanding or may be made under any such policies and no event has occurred or circumstances exist which are likely to give rise to any claim, nothing has been done or omitted to be done which is likely to result in an increase in premium; and nothing has been done or omitted to be done which would make any such policy void or voidable.

15.	CONTRACTS

15.1	The Company has not created any mortgage, charge or debenture (whether secured or unsecured) or issued any guarantee or indemnity or granted any security on behalf of any person or company.

15.2	There are no contractual arrangements or obligations binding upon the Company which will or may be legally terminated or breached as a result of the execution of this agreement or Completion.

15.3	There are no agreements or arrangements entered into by the Company otherwise than by way of bargain at arm’s length.

15.4	All contracts are entered into in the normal course of business. There are no long term or onerous or abnormal contracts or commitments whether oral or written or which cannot be fulfilled or performed on time or without undue or unusual expenditure of money or effort.

15.5	There are no contracts or arrangements between the Company and the Existing Shareholders or their subsidiaries or associates other than contracts in the ordinary course of the Company’s day-to-day trading operations.

15.6	There has been no material default or material breach in respect of any contract, commitment, undertaking or arrangement binding upon the Company and there are no circumstances known to the Shareholder which, with the passage of time or the giving of notice or otherwise, will result in such default or breach or shall be likely to lead to such a breach or default.

15.7	Save as anticipated by this agreement there are and will at Completion be in force no powers of attorney given by the Company.

15.8	No loan made by the Company has been in breach of and the Company is not in default of any obligation arising thereunder or under the provision of any law.

15.9	No person has given any guarantee of or any security for any overdraft loan or loan facility granted to the Company.

16.	LITIGATION

16.1	The Company is not engaged either on its own account or vicariously in any litigation or arbitration or tribunal proceedings and so far as the Shareholder is aware no litigation arbitration or tribunal proceedings are pending or threatened by or against the Company.

16.2	The Company has not committed any criminal illegal or unlawful act and the Shareholder is not aware that any officer or employee of the Company has committed any such act.

16.3	The Company has not committed any breach of contract or statutory duty or any other act which could lead to a claim for compensation damages specific performance or an injunction being made against it or which could entitle a third party to call in any monies before the normal due date thereof or to exercise any right of set off or which would otherwise adversely affect the Company.

17.	CREDIT CARDS

Save for such credit cards the Company has made available for use by its directors and employees for business trips and the details of which have been supplied to the Subscriber, there will not at Completion be any credit cards or credit accounts available for use by any director or employee of the Company.

18.	CONFIDENTIALITY

The Company has not disclosed to any other person firm or company any of its know-how trade secrets confidential information technical processes or its lists of customers or suppliers.

19.	EMPLOYEES AND PENSIONS

19.1	As list of employees of the Company showing the names and lengths of service of every officer and names and lengths of continuous employment of every employee of the Company at the date hereof and the remuneration payable and other benefits provided or which the Company is legally or morally bound to provide to each such officer and employee has already been delivered to the Subscriber and the same are true and accurate and there have been no engagements of new officers or employees of the Company nor any increases in the remuneration and other benefits or changes in the terms of service of any director, officer or employee of the Company since the Accounts Date nor have any such engagements increases or changes been agreed to or promised and there are no employees employed by the Company other than as shown in the said list of employees.

19.2	There are not in existence any contracts of service with directors or employees of the Company which cannot be terminated by three months’ notice or less without giving rise to any claim for damages or compensation (other than under the Employment Ordinance (Cap. 57).

19.3	There are no outstanding payments or benefits (actual or contingent) of any kind due to any present or former directors or the employees of the Company including compensation and arrears due, incentives, benefits or bonuses which remain unpaid and which will not have been settled as at the date of completion other than remuneration accrued due or for reimbursement of business expenses.

19.4	No former employee of the Company was dismissed by the Company within 3 months prior to the date hereof or has a claim for compensation for wrongful dismissal or for unfair dismissal or to a redundancy or long service payment from the Company.

19.5	No executive of the Company, who is in receipt of remuneration in excess of US$2,500 per month, and no officer of the Company has given or received notice terminating his employment [except as expressly contemplated in this agreement], and no such executive or officer will be entitled to give such notice as a result of this agreement.

19.6	The Company has no obligation (whether legally or morally binding or established by custom) to pay any pension or death in service benefit or make any other payment on or after retirement or leaving service to or in respect of any person who is now or has been an officer or employee of the Company (except pursuant to the Company’s pension scheme(s) (if any) (the “Scheme”) referred to in the Disclosure Letter) and the Scheme (full particulars of which have been given to the Subscriber’s solicitors) is being properly operated. The Scheme was at the Accounts Date and is at the date hereof fully funded and proper actuarial advice has been taken thereon (a copy of which advice is attached to the Disclosure Letter) and the contributions of the Company recommended by the actuaries have been made. In particular the Scheme is fully funded as to that past service which counts for pension benefit purposes proper allowance being made for future increases in salary both due to inflation and merit.

19.7	There are no schemes in operation under which any employee of the Company is entitled to a commission or remuneration, calculated by reference to the whole or part of the turnover, profits or sales of the Company.

19.8	The Company or their respective employees is not involved in any industrial dispute [and there are no facts known or which on reasonable enquiry be known to the Company or its directors or to the Shareholders which might suggest that there may be an industrial dispute involving the Company or that this agreement may lead to any such industrial dispute] in particular no strike of the employees or a group of employees is currently threatened or taking place and there is no contract agreement or arrangement between the Company and any trade union or other body representing employees of the Company nor is the Company bound by any collective agreement affecting any terms or conditions of employment of any of its employees.

20.	TAXATION MATTERS

20.1	The Company has properly made all returns and provided all other information required for the purposes of taxation and none of such returns is disputed by the tax authorities or any other authority concerned and the Shareholders are not aware that any dispute is likely.

20.2	All payments by the Company to any person which ought to have been made under deduction or withholding of tax have been so made and the Company has (where required by law to do so) accounted to the tax authorities for the tax deducted or withheld.

20.3	The Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any officer or employee of the Company or any third party which is not allowable as a deduction in calculating the profits of the Company for taxation purposes.

20.4	The value attributed to each of the capital assets of the Company in the Accounts does not exceed the written down value for the purposes of capital allowances.

21.	DUTIES

All duties, imposts, or fees payable in respect of any assets (including stock-in-trade) imported, exported or owned by the Company have been paid in full.

22.	GENERAL

22.1	No commissions introductory fees bonuses or other payments or gifts having a monetary value have been paid or made available to any person firm or company in relation to any transaction implemented under or contemplated in the agreement.

22.2	The foregoing representations warranties and undertakings would also be true and accurate if a reference to the actual time of Completion were substituted for any reference to the time or date of this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

THE COMPANY

SIGNED by	) )
duly authorised for and on behalf of BEIJING WATCH DATA SYSTEM CO., LTD in the presence of:	) ) )
/s/ Chen Dacai	) ) )
Signature of witness	)
CHEN DA CAI	) ) )
Name of witness (block letters))
	) )	/s/ Wang Youjun
Address of witness	) )	By executing this Agreement the signatory warrants that the signatory is duly authorised to execute this Agreement on behalf of Beijing Watch Data System Co., Ltd
/s/ CTO	) )
Occupation of witness	)

INVESTOR

SIGNED by	) )
duly authorised for and on behalf of BEAVER DEVELOPMENTS LIMITED	) )
in the presence of:	)
) )
Signature of witness	)
) )
Name of witness (block letters))
	) )	/s/ Tony Tsang
Address of witness	) )	By executing this Agreement the signatory warrants that the signatory is duly authorised to execute this Agreement on behalf of Beaver Developments Limited
)
Occupation of witness	)

EXISTING SHAREHOLDERS

SIGNED by	) )
duly authorised for and on behalf of BEIJING INTERNATIONAL TECHNOLOGY COOPERATION CENTER in the presence of:	) ) ) )
/s/ Chen Dacai	) ) )
Signature of witness	)
CHEN DA CAI	) ) )
Name of witness (block letters))
	) )	/s/ Wang Youjun, on behalf of Zhou Dongsheng
Address of witness	) ) )	By executing this Agreement the signatory warrants that the signatory is duly authorised to execute this Agreement on behalf of Beijing International Technology Cooperation Center
/s/ CTO	) )
Occupation of witness	)

SIGNED by	) )
duly authorised for and on behalf of GUANG DONG TUCSON TECHNOLOGY LIMITED in the presence of:	) ) ) )
/s/ Chen Dacai	) ) )
Signature of witness	)
CHEN DA CAI	) ) )
Name of witness (block letters))
	) )	/s/ Ke Lin, on behalf of Liu Junfeng
Address of witness	) ) )	By executing this Agreement the signatory warrants that the signatory is duly authorised to execute this Agreement on behalf of Guang Dong Tucson Technology Limited
/s/ CTO	) )
Occupation of witness	)

SIGNED by	)
duly authorised for and on behalf of MANNING INVESTMENT LTD. in the presence of:	) ) ) )
/s/ Chen Dacai	) ) )
Signature of witness	)
CHEN DA CAI	) ) )
Name of witness (block letters))
	) )	/s/ Wang Youjun
Address of witness	) )	By executing this Agreement the signatory warrants that the signatory is duly authorised to execute this Agreement on behalf of Manning Investment Ltd.
/s/ CTO	) )
Occupation of witness	)

SIGNED by	) )
duly authorised for and on behalf of TIANJIN DEVELOPMENT AREA TUNG YAN SOFTWARE TECHNOLOGY LIMITED in the presence of:	) ) ) ) )
/s/ Chen Dacai	) ) )
Signature of witness	)
CHEN DA CAI	) ) )
Name of witness (block letters))
	) )	/s/ Wang Youjun
Address of witness	) ) )	By executing this Agreement the signatory warrants that the signatory is duly authorised to execute this Agreement on behalf of Tianjin Development Area Tung Yan Software Technology Limited
/s/ CTO	) )
Occupation of witness	)

SIGNED by	) )
duly authorised for and on behalf of STANDARD INTERNATIONAL HOLDINGS COMPANY in the presence of:	) ) ) )
/s/ Chen Dacai	) ) )
Signature of witness	) )
CHEN DA CAI	) )
Name of witness (block letters))
	) )	/s/ Ke Lin
Address of witness	) )	By executing this Agreement the signatory warrants that the signatory is duly authorised to execute this Agreement on behalf of Standard International Holdings Company
/s/ CTO	) )
Occupation of witness	)